Exhibit G - Proposed Form of Notice


Allegheny Energy, Inc. et al.  (70-7888)
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     Allegheny Energy, Inc. ("Allegheny"), a registered holding company; Allegheny Energy Supply Company, LLC, a registered holding company and public utility company subsidiary of Allegheny, Allegheny's wholly-owned public-utility company subsidiaries, Monongahela Power Company, Mountaineer Gas Company, The Potomac Edison Company, West Penn Power Company, and Allegheny Generating Company; and the Allegheny system service company, Allegheny Energy Service Corporation have filed an application/declaration pursuant to Sections 6, 7, 9(a), 12(b), and 13 of the Public Utility Holding Company Act of 1935, as amended ("Act"), and Rules 43, 45, 54, 86, 87, 90, 91, and 100 under the Act, requesting the Commission to authorize the continued operation of the current Allegheny system money pool ("Money Pool") through April 30, 2005.

     The authority being sought in this application/declaration with respect to the operation of the Money Pool is similar in all material respects to the authority requested in an application/declaration covering a broad range of financing and other issues filed with the Commission on September 21, 2004 in File No. 70-10251 (the "Omnibus Financing Application"). Applicants are filing this application/declaration to ensure continued operation of the Money Pool pending Commission action on the Omnibus Financing Application.